UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DIALYSIS CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIALYSIS CORPORATION OF AMERICA
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090

April 20, 2007

Dear Dialysis Corporation of America Shareholder:

It is my pleasure to invite you to attend the annual meeting of shareholders of Dialysis Corporation of America, referred to as DCA, to be held on Thursday, June 7, 2007, at the Company’s Pennsylvania offices, 214 Senate Avenue, Suite 300, Camp Hill, PA 17011, at 1:30 p.m. local time. The meeting relates to (i) the election of five members to the board of directors, and (ii) the ratification of the appointment of our independent auditors for the 2007 fiscal year.

This document, which is called a proxy statement, includes a Notice of Annual Meeting of Shareholders. The proxy statement describes the business that we will conduct at the annual meeting and provides information about our Company, our management and our board of directors.  We have also enclosed our 2006 annual report on Form 10-K for your review, which contains detailed information relating to our Company, operations and financial performance.

You will note that we made great strides in 2006 in fulfilling our business strategy for developing and operating dialysis treatment facilities, and continuing our priority in providing quality patient care. Our operations, as reflected in our annual report, show a 38% increase in operating revenues and a 61% increase in net income compared to last year. During 2006, we acquired three dialysis centers and opened three new centers in five different eastern seaboard states. We had same center growth, and increased our patient census. We are focused on continuing our progress in 2007.

In addition to the formal items of business, at the annual meeting, management of DCA will (i) review the major developments of 2006, (ii) discuss our business strategy and (iii) answer your questions. Shareholders who attend the annual meeting will have the opportunity to address the meeting.

We look forward to your attendance at the annual meeting, where you will hear about our results for 2006 and our priorities for 2007. We thank you for your continued support.

Stephen W. Everett
President and CEO

DIALYSIS CORPORATION OF AMERICA
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
__________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
__________

Date:	Thursday, June 7, 2007

Time:	1:30 p.m. (local time)

Place:	Dialysis Corporation of America
214 Senate Avenue,
Suite 300
Camp Hill, Pennsylvania 17011

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Dialysis Corporation of America, hereinafter referred to as “DCA” or the “Company,” which is being held for the following purposes:

1.	To elect five members to the board of directors to serve until the next annual meeting of shareholders of DCA;

2.	To ratify the appointment of Moore Stephens, P.C. as independent auditors of DCA for the 2007 fiscal year; and

3.	To transact any other business that properly comes before the DCA annual meeting of shareholders or any adjournment or postponement of the DCA annual meeting.

The following proxy statement, which describes the business to be conducted at the annual meeting of shareholders, and the accompanying proxy card, are being furnished to the shareholders of DCA in connection with the solicitation by the board of directors of DCA of proxies to be voted at the annual meeting of shareholders.

Only DCA shareholders of record at the close of business on April 13, 2007, the record date for the meeting, are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. After reading this Notice of Annual Meeting and the enclosed proxy statement, please complete, date and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the annual meeting. If your DCA shares are registered in your name, you may also vote by the Internet by going to our transfer agent’s website, www.continentalstock.com, shown on the proxy card, and following the instructions, or vote by telephone by calling the toll free number shown on your proxy card, 866-894-0537. Shareholders whose DCA shares are held in “street name” may also vote by the Internet or by telephone by referring to the voting instructions provided by their brokerage firm, bank or other nominee. If you are outside the continental United States, you may only vote by the Internet or by mail. See “Information About the Annual Meeting and Voting - Q: How do I vote by the Internet or by telephone?” and the instructions on your proxy card. Voting by any of these means takes only a few minutes, and it will insure that your shares, and you as a shareholder of our Company, will be represented at the meeting.

If you voted over the Internet, you will also be given the opportunity to access future proxy statements, annual reports, and other Company information over the Internet instead of receiving paper copies in the mail. Electronic access saves our Company the cost of producing and mailing these documents. Most shareholders who choose Internet access will receive an e-mail next year containing the Internet address to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

By order of the Board of Directors

Lawrence E. Jaffe
Counsel and Corporate Secretary

April 20, 2007

i

ii

DIALYSIS CORPORATION OF AMERICA

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me a proxy?
A:	Management of DCA is asking you to vote at the 2007 annual meeting. This proxy statement summarizes the information you need to know to vote intelligently.

Q:	Must I attend the meeting?
A:
No. You are invited and welcome to attend the annual meeting, but instead of attending you may participate and vote by completing, signing and returning the enclosed proxy card, or vote by the Internet or by telephone. See this Q & A section below under “How do I vote by the Internet or by telephone?” and the instructions on your proxy card.

Q:	Who is entitled to vote?
A:
Shareholders who owned DCA common stock at the close of business on April 13, 2007, the record date. On or about April 27, 2007, we intend to send this proxy statement, the attached Notice of Annual Meeting, the enclosed proxy card, postage prepaid return envelope, and our annual report on Form 10-K for the year ended December 31, 2006, which includes financial statements, to all of our shareholders entitled to vote.

Q:	How many votes do I have?
A:	Each share of common stock is entitled to one vote. The proxy card indicates the number of shares of common stock that you own.

Q:	What am I voting on?
A:
Two matters: 1) election of five directors, Thomas K. Langbein, Stephen W. Everett, Robert W. Trause, Alexander Bienenstock and Peter D. Fischbein; and 2) ratification of our appointment of Moore Stephens, P.C. as our independent auditors for 2007.

Q:	How do I vote?
A:
You may vote by proxy, by the Internet, by telephone, or in person by attending the annual meeting. Voting instructions are included on your proxy card. If you submit a properly executed proxy to us in time to vote, the individuals named as your proxy will vote your shares as you have directed.

If any other matters are properly presented at the annual meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed proxy card will have discretion to vote on those matters in accordance with their best judgment. We are not aware of any matters which will be presented at the annual meeting other than the two proposals.

Q	How do I vote by proxy?
A:	Complete, sign and date the enclosed proxy card and return it promptly in the prepaid postage envelope provided. Returning the proxy card will not affect your right to attend the annual meeting.

Q:	May I revoke my proxy?
A:	Yes. You may revoke your proxy at any time before it is voted. There are four ways you may revoke your proxy:

1.	by sending in another proxy card with a later date;
2.	by written notification to Lawrence E. Jaffe, our corporate Secretary, before the annual meeting;
3.	by voting in person at the annual meeting; or
4.	by giving notice of revocation at the annual meeting.

Q:	How do I vote by the Internet or by telephone?
A:
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you may vote via the Internet by going to Continental’s website, www.continentalstock.com, shown on your proxy card, and following the instructions. You may also vote by telephone by calling the toll free number 866-894-0537 shown on your proxy card. If you are outside of the continental United States, you may only vote by the Internet or by mail. Please follow the instructions on your proxy card and voice prompts on the telephone.

If your shares are held in “street name,” meaning they are registered through or in the name of a brokerage firm, bank or other nominee (see this Q & A section below for an explanation of shares held in “street name”), you may still be able to vote via the Internet or by telephone if your broker, bank or nominee participates in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different than the program provided by Continental Stock Transfer & Trust for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm, bank or other nominee participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on the voting form you have received from your brokerage firm, bank or other nominee, or via the Internet in accordance with instructions on your voting form received from your brokerage firm, bank or other nominee. Votes submitted via the Internet through the ADP program must be received by 7:00 p.m. local time on June 6, 2007. The giving of such proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet through either Continental Stock Transfer & Trust Company or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

Q:	How do I vote in person?
A:
By attending the annual meeting. At that time you will be given a ballot and you may vote your shares. If your shares of DCA common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 13, 2007, the record date, in order to gain admittance to the meeting.

Q:	What does it mean if I receive more than one proxy card?
A:
Your shares of DCA common stock are probably registered in more than one name or account. You should complete, sign, date and return all your proxy cards to make sure all your shares are voted. It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 (Attention: Proxy Department) and tell them to put all your accounts registered in the same name at the same address.  See "Other Matters-Stockholders Sharing the Same Last Name and Address" at the end of this proxy statement.

Q:	How does discretionary authority apply?
A:
If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign and return your proxy card but do not make any specific choices, your proxy will vote your shares as recommended by the board as follows:

•	“FOR” the election of Thomas K. Langbein, Stephen W. Everett, Robert W. Trause, Alexander Bienenstock and Peter D. Fischbein as the Company’s five directors;
•	“FOR” ratification of the appointment of Moore Stephens, P.C. as the Company’s independent auditors for 2007
If any other matter is properly presented at the annual meeting, which is not presently contemplated, your proxy will vote in accordance with his best judgment.

Q:	Is my vote confidential?
A:	Yes. Only the inspectors of election and other employees of the Company assisting in tallying the vote will have access to your vote and comments.

Q:	Who counts the votes?
A:	We appoint our transfer agent, Continental Stock Transfer & Trust Company, to act as inspectors of election, which transfer agent tallies and certifies the vote to the board.

Q:	What does a quorum mean?
A:
A quorum means a majority of the outstanding shares. The annual meeting may only proceed if a quorum is present at the meeting. A majority of the outstanding shares may be present at the meeting in person or by proxy. At April 13, 2007, the record date, there were 9,573,596 shares of DCA common stock outstanding. Abstentions, broker non-votes and votes withheld from director nominees, if any, will count for quorum purposes. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. A broker “non-vote” occurs when a broker or other shareholder nominee does not vote on a particular proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares. A shareholder list will be available at the meeting and for 10 days prior to the meeting for your review at our Pennsylvania offices, 214 Senate Avenue, Suite 300, Camp Hill, PA 17011.

Q:	How much common stock do officers and directors own?
A:	Approximately 23% of our issued and outstanding common stock as of the record date. See “Beneficial Ownership of the Company’s Securities” below.

Q:	How many votes are required to pass each proposal?
A:
Assuming a quorum is present, nominees for election as a director, Proposal No. 1, are elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. Proposal No. 2: Ratification of the Appointment of the Independent Auditors, will be approved if the votes cast at the meeting favoring the ratification of appointment of the independent auditors exceed the votes cast opposing such proposal. Any other matter will be approved if the votes cast at the meeting favoring the matter exceed the votes cast opposing such matter. Based on the Company’s understanding of the requirements of the corporate law of the State of Florida, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. However, since abstentions and broker non-votes are not considered votes “cast” on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of our independent registered public accounting firm.

Q:	Who are the largest principal shareholders?
A:
As of the record date, Thomas K. Langbein, 1,467,911 shares (approximately 15.3%); Schroeder Investment Management North America Inc., 536,840 shares (approximately 5.6%); and Stephen W. Everett: 364,729 shares (approximately 3.8%). Mr. Langbein is Chairman of the Board of DCA and Mr. Everett is President and CEO and a director of DCA. Schroeder Investment Management North America Inc. has no affiliation with the Company, except as an investor. See “Information About Directors and Executive Officers” and “Beneficial Ownership of the Company’s Securities” below.

Q:	If my stock is held in “street name” by my broker, will my broker vote my DCA common stock for me?
A:
Persons who own stock through brokerage firms, banks, trustees, plans or other nominees, commonly referred to as shares held in “street name,” and not directly through ownership of stock certificates, are considered “beneficial owners.” If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions. Your broker may, but is not required to vote your DCA shares of common stock for election of directors, without your instructions. Your broker will only vote your DCA shares with respect to the ratification of the appointment of Moore Stephens, P.C. as our independent auditors for 2007, if you provide instructions on how to vote on that proposal. You should immediately instruct your broker as to how you wish to vote on all proposals and to execute and return the proxy. Follow the directions provided by your broker, bank or other record owner regarding how to vote your DCA shares.

Q:	Who solicits the proxies and what are the costs?
A:
Our board of directors is soliciting these proxies. In addition to the use of the mails, officers, directors or employees of the Company, who will receive no additional compensation for doing so, may solicit proxies by telephone or personal interview.

We have asked banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies. We will reimburse them for their reasonable expenses. DCA will pay all expenses of soliciting the proxies, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q:	Who is eligible to submit a proposal?
A:
To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit the proposal. You must continue to hold your shares through the date of the meeting. Either you, or your representative who is qualified under state law to present the proposal on your behalf, must attend the meeting to present the proposal.

Q:	How do I demonstrate to DCA that I am an eligible shareholder for submitting a proposal?
A:	If your shares are registered in your name, you are the record holder and we can verify your eligibility on our own.

If a nominee, fiduciary, bank, broker or other custodian holds your shares of DCA common stock in its name on your behalf, you may establish your eligibility in two ways:

1.
written verification from such custodian or nominee that you continuously held your DCA shares for one year at the time you submitted your proposal; you also have to submit to us your written statement that you intend to continue to hold your DCA common stock through the date of the shareholder meeting; or

2.
submit to us any required filings of share ownership of DCA that you filed with the SEC, and your written statement that you continuously held the required number of shares of DCA common stock for the one-year period and your intention to continuously hold your shares through the date of our meeting.

Q:	How many proposals may I make?
A:	One proposal for a particular shareholder meeting.

Q:	When are the year 2008 shareholder proposals due?
A:
Under Rule 14a-8 of Regulation 14A of the proxy rules under the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders may present proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of shareholders by submitting such proposals to the Company in a timely manner. Management anticipates that our 2008 annual meeting of shareholders will be held in early June, 2008. Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2008 annual meeting must submit the proposal on or before December 6, 2007. Any such proposal should provide the reason for it, the text of any resolution, and must meet all the requirements of the Exchange Act and the rules thereunder to be eligible for inclusion in the Company’s 2008 proxy statement. Any such proposal should be timely sent to our corporate Secretary, Lawrence E. Jaffe, Esq., Jaffe & Falk, LLC, 2337 West 76th Street, Hialeah, FL 33016.

Please see the section below entitled “Information About Directors and Executive Officers - Other Nominees” for the specific method and timing for a shareholder to submit the nomination of a person to a directorship position.

Q.	What do I need to do now?
A.	Please vote your shares as soon as possible, so that your shares may be represented at the annual meeting. Failure to obtain a quorum will impose an additional expense to DCA to resolicit proxies.

Q.	Where shall I call if I have questions?
A.	If you have any questions about any of the proposals, you may communicate with Stephen W. Everett, President and CEO of DCA.

Address:	Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
Telephone:	(410) 694-0500
Fax:	(410) 694-0596
Email:	severett@dialysiscorporation.com

Q.	Where can I find more information about the Company?
A.
See “Other Matters” at the end of this proxy statement. We would appreciate your providing us with your email address, so we can more efficiently communicate with you. We will only use your email address for communications from DCA to you, and will not provide your email address to any other person, other than as necessary for us to communicate with you. See your proxy card for email address information.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the annual meeting, holders of DCA common stock will be asked to elect the following nominees to the board of directors of DCA for a one year term:

Name	Age	Current Position	Held Since

Thomas K. Langbein	61	Chairman of the Board	1980

Stephen W. Everett	50	President and director	2000
		CEO	2003

Robert W. Trause*	64	Director	1998

Alexander Bienenstock*	69	Director	2001

Peter D. Fischbein*	67	Director	2004
_______________

*	Member of the Audit, Compensation and Nominating Committees

Our By-laws provide that the board shall not be less than two nor more than six persons. A majority of directors, although less than a quorum, or a sole remaining director, have the right to appoint candidates to fill any vacancies on the board. When appointed, such director shall then serve for the remainder of the term. We believe that we meet the requirements of a majority of the board being comprised of independent directors through the membership of Messrs. Bienenstock, Trause and Fischbein. See “Corporate Governance - Independence of Directors” below.

From 2005 to the present, the board has been comprised of five members. The board has determined at this time to maintain its composition at five members. Although there presently exists a vacancy in the composition of the board, which vacancy is permitted pursuant to our By-laws, and proxies cannot be voted for a greater number of persons than the five nominees named above.

Our board established a Nominating Committee consisting of our three independent board members. The members of the Nominating Committee approved the selection of the five nominees for board of director membership and recommended their nomination to the board of directors. See “Corporate Governance” below.

You may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees. Election of directors requires the affirmative vote by the holders of a plurality of outstanding common stock voting at the annual meeting of shareholders. A plurality of the votes cast means the five nominees receiving the largest number of votes cast will be elected. If you indicate “WITHHOLD AUTHORITY” to vote for all or any one of five director-nominees listed on your proxy card or ballot, it will have the same effect as a vote against that nominee’s election. The nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker “non-votes” are not counted for purposes of the election of directors, and will have no effect on the outcome of the election of directors.

The board recommends you vote “FOR” the election of Thomas K. Langbein, Stephen W. Everett, Robert W. Trause, Alexander Bienenstock and Peter D. Fischbein for directors.

Each of the nominees has consented to serve on the board. If any nominee is unable to serve for any reason, it is intended that the proxies will be voted at the annual meeting for any substitute nominee as designated by the DCA board. Each director will be elected to serve until a successor is elected and qualified at the next annual meeting of shareholders of the Company, or until the director’s earlier resignation or removal.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
Director Nominees

Thomas K. Langbein, Chairman of the Board, was CEO of the Company until May 29, 2003, when that position was relinquished to Stephen W. Everett, also President of the Company. Mr. Langbein was the Chairman of the Board, CEO and President of Medicore, Inc., DCA’s parent Company until the merger of Medicore with and into DCA in September, 2005. Mr. Langbein is President, sole shareholder and director of Todd & Company, Inc., an inactive NASD member broker-dealer which is registered with the SEC.

Stephen W. Everett has been involved in the healthcare industry for over 27 years, primarily responsible for oversight, deal structuring, physician recruitment and practice management in the renal healthcare field. He joined the Company in November, 1998 as Vice President, became Executive Vice President in June, 1999, President on March 1, 2000, and CEO on May 29, 2003.

Robert W. Trause is a senior commercial account specialist engaged in the marketing of commercial insurance specializing in property and casualty insurance sales to mid-to-large range companies. He has been affiliated with an insurance agency in New Jersey since 1991.

Alexander Bienenstock is an attorney who has specialized in securities and corporate matters for over 30 years. From September, 2000 through October, 2001, he was a legal consultant with IDT Corp., a NYSE telecommunications Company. He had been affiliated with several law firms, and is currently a sole practitioner and real estate broker. Mr. Bienenstock’s background includes having been an adjunct assistant professor in accounting and management at New York University, and, for approximately 10 years, Chief Attorney, Branch of Small Issues of the New York Regional Office of the SEC.

Peter D. Fischbein is an attorney. He was a director of Medicore, Inc., a position he held since 1984, until its merger with DCA in September, 2005.

Executive Officers

Name	Age	Position	Held Since
Stephen W. Everett*	50	President and	2000
		CEO	2003

Daniel R. Ouzts	60	Vice President, Finance
		Chief Financial Officer	2005
		Chief Accounting Officer
		and Treasurer	1996

Thomas P. Carey	53	Vice President, Operations	2007

Joanne Zimmerman	52	Vice President, Clinical Services	2000
_______________

*	For information concerning Mr. Everett, see “Information About Directors and Executive Officers - Director Nominees” above.

Daniel R. Ouzts served as controller of the Company from 1983 through January, 2002, and Vice President and Treasurer from 1996 to January, 2002, and July, 2003 to August 16, 2004, on which date he ceased being the Company’s Chief Financial Officer. Mr. Ouzts was appointed Vice President of Finance and Chief Financial Officer in November, 2005. Mr. Ouzts is also the Chief Accounting Officer of the Company. He served as Vice President of Finance, Treasurer and Principal Financial Officer of Medicore, Inc. until its merger with DCA in September, 2005. Mr. Ouzts is a certified public accountant.

Thomas P. Carey was retained as Vice President of Operations of the Company in April, 2007. Mr. Carey has 20 years experience in the management of multi-site healthcare operations, most recently as Manager with Eden Medical Center, an affiliate of Sutter Health, from 2006 to his retention with our Company. From 1998 to 2006, Mr. Carey was semi-retired. From 1996 to 1998, Mr. Carey was Vice President of Operations for HealthSouth Corporation, a major national public company engaged in outpatient and rehabilitative healthcare services. From 1984 to 1996, Mr. Carey held a variety of executive positions with Readicare, Inc., a public company engaged in the operation of occupational medical clinics, including Vice President, Group Vice President, and Senior Vice President of Operations.

Joanne Zimmerman is a certified nephrology nurse, and since 1975, a practicing clinical RN with a focus in renal care since 1988. Ms. Zimmerman joined the Company in 1997 as Clinical Nurse Manager for one of its subsidiaries, and the following year became the Administrator of that dialysis facility. She became Manager of Nursing Services and Compliance for the Company in 1998, and was appointed as Vice President of Clinical Services in 2000.  She was recently appointed as Compliance Officer for the Company.

There are no family relationships among any of the officers or directors of the Company.

Other Nominees

Our By-laws provide our shareholders with the right to nominate persons for a directorship if the shareholder provides written notice to our corporate Secretary not less than 60 nor more than 90 days prior to any meeting of shareholders at which directors are to be elected; provided, that, if less than 60 days notice of the meeting is given to shareholders, written notice of nominations of directors by shareholders shall be delivered or mailed by first class U.S. mail, postage prepaid, to our corporate Secretary not later than the close of the seventh day following the mailing date of the Notice of Annual Meeting. Each notice must include as to each proposed nominee:

•	name, age, business address, and, if known, residence address
•	principal occupation or employment for the preceding five years
•	beneficial ownership of the Company’s securities, giving the number of each class of security
•	any arrangement, affiliation, association, agreement or other relationship with any security holder, officer, director or other person affiliated with the Company
•	consent to serve as a director, if elected
•	the name and address of the shareholder proposing the nominee and other shareholders believed to be supporting such nominee
•	the number of securities of each class owned by such nominating shareholder(s)

The Chairman of the annual meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and declare such to the meeting, in which case the defective nomination shall be disregarded.

We have not received any notice by a shareholder proposing an additional nominee for director. Any shareholder who wishes to receive a copy of the relevant section of our By-laws may request it in writing from our corporate Secretary, Lawrence E. Jaffe, which shall be provided without cost.

For information relating to the operations and functions of our Nominating Committee, reference is made to “Corporate Governance - Board Committees - Nominating Committee.”

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information as of April 13, 2007, the record date, with respect to the ownership of the common stock of the Company by (i) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers (see the Summary Compensation Table under “Compensation Discussion and Analysis” below), and (iv) our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name	Shares of Common Stock Beneficially Owned (1)		Percentage of Outstanding Shares Owned (2)

Thomas K. Langbein (3)	1,467,911	(4)	15.3
Stephen W. Everett (5)	364,729	(6)	3.8
Daniel R. Ouzts (7)	137,913	(8)	1.4
Don Waite (5)	22,500	(9)	**
Joanne Zimmerman (10)	7,000	(8)	**
Peter D. Fischbein (3)*	160,871	(11)	1.7
Robert W. Trause (3)*	28,500	(12)	**
Alexander Bienenstock (3)*	16,000	(12)	**
All directors and executive officers as a group (8 persons) (13)	2,205,424	(14)	23.0
Other 5% owner: Schroeder Investment Management North America Inc. (15)	536,840		5.6
_______________

*	Member of the Audit, Nominating and Compensation Committees
**	Less than 1%
(1)
A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the above date the information concerning common stock ownership is provided, including, but not limited to, the exercise of options.

(2)
Based on 9,573,596 shares of common stock outstanding at April 13, 2007. Each beneficial owner’s percentage ownership is determined by assuming any options held by such person (but not options held by any other person) and which are exercisable within 60 days of April 13, 2007, have been exercised and are outstanding only as to that person. See note (1) above.

(3)	The address of such person is c/o Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604.
(4)
Does not include 2,000 shares of common stock owned by his adult son who currently shares Mr. Langbein’s household. Mr. Langbein disclaims beneficial ownership of the common stock held by his adult son.

(5)	The address of such person is c/o Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090.
(6)
Includes 136,116 shares of common stock held by his wife. Does not include up to 20,000 shares of common stock not yet vested under his employment agreement. See “Compensation Discussion and Analysis” and “Summary Compensation Table” below.

(7)	The address of such person is c/o Dialysis Corporation of America, 2337 West 76th Street, Hialeah, FL 33016.
(8)
Does not include 6,000 shares of common stock granted under a stock award in June, 2006, vesting in equal increments of 2,000 shares each at the end of the next three fiscal years, 2007 to 2009. Awardee must be affiliated with the Company at the time of vesting. Award provides for acceleration of vesting upon certain business combinations or a change in control of the Company.

(9)
Upon termination prior to May 7, 2007, the expiration of the Independent Contractor Agreement with the Company, either by Mr. Waite, or by the Company for a breach by Mr. Waite, there will be a pro rata forfeiture of the 10,000 shares of common stock issued under the Independent Contractor Agreement based upon the period of time services were provided.

(10)	The address of such person is c/o Dialysis Corporation of America, 27 Miller Street, Lemoyne, PA 17043.
(11)
Includes (i) 87,565 shares held by Mr. Fischbein individually, (ii) 63,308 shares held jointly with his wife, (iii) 4,998 shares held in trust for the benefit of his majority-age daughter for which Mr. Fischbein serves as sole trustee, and (iv) a vested non-qualified option exercisable for 5,000 shares of common stock through June 6, 2009 at a $4.02 per share exercise price. Does not include (a) 113,539 (1.2%) shares of common stock held by his wife, who is economically independent and maintains a separate brokerage account with respect to these shares; and (b) 68,000 shares held in trust for the benefit of Mr. & Mrs. Fischbeins’ minority age son, with Mr. Fischbein’s wife serving as the sole trustee. Mr. Fischbein has no voting or dispositive power with respect to the common stock referred to in parts (a) and (b) above, and, accordingly, Mr. Fischbein disclaims beneficial interest in those shares of common stock.

(12)	Includes a vested non-qualified option exercisable for 5,000 shares of common stock through June 6, 2009 at a $4.02 per share exercise price.
(13)	Does not include Thomas P. Carey, Vice President of Operations, who was granted an option for 50,000 shares of common stock on April 16, 2007. See note (14) below.
(14)
Includes vested non-qualified options exercisable for 15,000 shares of common stock through June 6, 2009 at a $4.02 per share exercise price. See notes (11) and (12) above. Does not include an option for 50,000 shares of common stock granted to Thomas P. Carey, Vice President of Operations (see note (13) above), which vests in equal increments of 12,500 shares of common stock every 12 months commencing on April 15, 2008, with a $12.18 per share exercise price. Mr. Carey must be affiliated with the Company at the date of vesting. Vesting will accelerate upon a change in control of the Company.

(15)
Reflects information in a Schedule 13G filed with the SEC on February 13, 2007, representing ownership at December 31, 2006. Schroeder Investment Management North America Inc. is an investment advisor under common control, as reported by Schroeder, with Schroeder Investment Management Ltd., an FSH-registered investment advisor in the United Kingdom. Schroeder Investment Management Ltd. reported ownership at December 31, 2006, of 4,160 shares of the Company’s common stock (substantially less than 1%). Schroeder Investment Management North America Inc. disclaims the existence of a group and the beneficial ownership of those shares held by Schroeder Investment Management Ltd.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports with the SEC, the Nasdaq Stock Market and our Company, indicating their beneficial ownership of common stock of the Company and any changes in their beneficial ownership. As a matter of practice our counsel usually assists the officers and directors in preparing and filing the beneficial ownership reports and reporting changes in beneficial ownership. The rules of the SEC require that we disclose failed or late filings of reports of Company stock ownership by our directors and executive officers. To the best of our knowledge, and based solely on review of such forms filed with the Company, all beneficial ownership reports by these reporting persons for the year 2006 were filed on a timely basis.

CORPORATE GOVERNANCE

Our board of directors oversees the business and affairs of the Company and monitors the performance of our management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The board is kept apprised of corporate matters through discussions with the Chairman, other directors, executives, the Audit, Nominating and Compensation Committees, division heads and advisors including counsel, outside auditors and, as applicable, investment bankers and other consultants, as well as by reading reports, contracts rules and other material sent to them and by participating in board and Committee meetings.

Director Independence

We adhere to the corporate governance requirements of the SEC and Nasdaq, among which rules is to have a majority of independent directors on our board.

Under the Nasdaq rules, a director (and in most instances this includes a director’s family members, such as spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in the director’s house) is not independent if the director:

•	is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;
•	accepted compensation from the Company in excess of $60,000 during any period of 12 consecutive months within the three years preceding the determination of independence (with certain exceptions);
•	is a family member of an individual who during the past three years was employed by the Company as an executive officer;
•
is a partner, controlling shareholder, or an executive officer of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than investments in the Company’s securities, or payments under non-discretionary charitable contribution matching programs;

•	is employed as an executive officer of another entity where at any time during the past three years any executive officer of the Company served on the Compensation Committee of the other entity; or
•	is a current partner of the Company’s outside auditor, or was an employee or partner of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Meetings During 2006

The board met five times during 2006 and, in addition, adopted resolutions by unanimous written consent on eight separate occasions. All directors participated at the meetings, either present in person or by telephone conference call.

The Company’s policy is to encourage all of its board members to attend the annual meeting of shareholders. The annual meeting of the board of directors typically follows immediately after the annual shareholders’ meeting to facilitate the board members’ attendance at both such meetings. All of the directors attended last year’s annual shareholders meeting in person.

Our board and management have a commitment to sound and effective corporate governance practices. The Company has established and maintains a Compliance Program to detect and prevent violations commonly known in healthcare industry as “fraud and abuse” laws. It also has established a Code of Ethics and Business Conduct. See “Code of Ethics” below.

Board Committees

Compensation Committee

Our Compensation Committee consists of Messrs. Alexander Bienenstock, Peter D. Fischbein and Robert Trause, the same three independent board members of the Audit and Nominating Committees. The Compensation Committee met seven times last year.

Our Compensation Committee has the responsibility to:

•	review and recommend to the board of directors for approval, the compensation for the CEO
•
review and recommend to the board of directors for its adoption or amendment, the compensation and benefit plans and programs for the officers and other key employees, including any stock option or incentive compensation plans

•	approve the terms and conditions of awards under such plans within the limits of each plan
•
review, approve and recommend to the board of directors, compensation and benefit arrangements for senior management; the CEO may participate with the Compensation Committee in the review and approval of senior management compensation

On occasion, executive management, in particular, Stephen W. Everett, President and CEO of the Company, will recommend salary increases and bonuses, and the form of such awards, for consideration by the Compensation Committee.

The Committee’s report, which indicates it has reviewed and discussed the Compensation Discussion and Analysis with management, and its recommendations to the board for the Compensation Discussion and Analysis to be included in this proxy statement is set forth below under “Compensation Committee Report.”

Nominating Committee

As with the other committees, the Nominating Committee is made up of only independent directors, currently the same directors participating on the Audit and Compensation Committees. The Nominating Committee has a formal written Nominating Committee Charter addressing the nominating process. The Nominating Committee Charter is available on our website, www.dialysiscorporation.com under “Investor Relations.”

The Nominating Committee Charter provides for the Nominating Committee to:

•	assist the board in identifying and evaluating individuals qualified for board membership
•	recommend to the board nominees for directors for each annual meeting of shareholders
•	recommend directors for each committee

The Nominating Committee has a policy to consider director candidates recommended from many sources, including, but not limited to, recommendations from shareholders, directors, whether management or non-management, executive officers, or third-party search firms.

Our By-laws provide our shareholders with the right to nominate persons for a directorship. For the criteria of shareholder nominations see “Information About Directors and Executive Officers - Other Nominees.”

Any director candidate, from whatever recommendation source, is considered and evaluated by the Nominating Committee using generally the same criteria and methods, although those criteria and methods are not standardized and may vary from time to time. These criteria include, among others, education, experience, leadership qualities, integrity, and most importantly, a combination of these qualities forming the basis of the ability to contribute to the board, the Company and our shareholders.

The process of evaluating nominees includes, among others:

•	discussions with the recommender
•	due diligence checks of the nominee
•	interviews with the nominee
•	needs of the board

The Nominating Committee met twice last year.

Audit Committee

In accordance with Nasdaq Stock Market rules, the Company has an Audit Committee of three members, all of whom are independent as defined in Nasdaq Stock Market rules and who meet the criteria of independence set forth in Rule 10A-3(b)(1) under the Exchange Act, have not participated in the preparation of the Company’s financial statements at any time during the past three years, and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Alexander Bienenstock, Chairman of the Audit Committee, has experience in finance and accounting, which was the basis for the board’s determination that Mr. Bienenstock is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The designation of Mr. Bienenstock as the audit committee financial expert does not impose on him any duty, obligation or liability that is greater than any duty, obligation or liability imposed on such person as a member of the Audit Committee and board of directors, nor is he deemed to be an expert for any other purpose, including without limitation, for purposes of Section 11 of the Securities Act. The other members of the Company’s Audit Committee are Robert Trause and Peter D. Fischbein. For their background and Mr. Bienenstock’s credentials, see “Information about Directors and Executive Officers.”

The Audit Committee, a very essential oversight Committee, pursuant to its charter provides assistance to the board in fulfilling its responsibilities to our shareholders and the investment community relating to accounting, reporting practices, the quality and integrity of our financial reports, and surveillance of internal controls and accounting and auditing services. The Audit Committee Charter specifies:

•	the scope of the Audit Committee’s responsibilities
•	how the Audit Committee carries out those responsibilities
•	structure, processes and membership requirements

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Audit Committee met seven times in 2006. All members of the Audit Committee were present at each of the meetings.

Related Party Transactions

During fiscal 2006, there were no material transactions between the Company and related parties other than as reported elsewhere in this proxy statement or our annual report on Form 10-K for the year ended December 31, 2006, which report accompanies this proxy statement.

Conflict of Interest

Our Code of Ethics requires our officers, directors and employees to make a commitment that the best interests of our Company are foremost in their minds and actions. Accordingly, the Code of Ethics prohibits such persons from becoming involved in any conflict of interest with our Company. Similarly, the Code of Ethics cautions against misuse of corporate opportunities. Our officers and directors owe a duty to the Company and its shareholders to advance the Company’s business interests, and are prohibited from using corporate information, property, or positions for personal gain or otherwise competing with the Company.

To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by our independent directors. These include, among others, conflicts of interest, related party transactions, executive compensation and board nominations.

Review and Approval of Transactions with Related Parties

The independent directors, in particular, the Audit Committee, have written policies and procedures for review, approval and monitoring of transactions involving the Company and any “related persons” (executive officers, directors, their immediate family members, or shareholders who own 5% or more of our common stock) that meet the minimum threshold required by the SEC for disclosure, to wit, $120,000.

Policy

Approval of a related party transaction is obtained only if the transaction is in the best interest of the Company. In reviewing any such related party transaction, the Committee will consider all relevant factors, including, as applicable:

•	the basis and rationale for considering and entering into the transaction
•	all alternatives to the related party transaction
•
whether the transaction is on terms at least as favorable to unaffiliated third parties; if an employment relationship is involved, then whether any such arrangement is available to employees generally

•	the potential for the transaction to lead to an actual or apparent conflict of interest, and whether there are any safeguards that could be imposed to prevent any conflict of interest
•	the overall fairness of the transaction to all parties concerned, including our shareholders
•	related party transactions are strictly construed and would have to significantly further the interest of and be a benefit to the company and its shareholders

The Audit Committee periodically monitors any related party transaction to ensure that there are no new circumstances that would lend themselves to amending or terminating the transaction.

Procedures

•	disclosure of any potential related party transaction to the Audit Committee
−	source could be the related party, any member of the board, or any executive officer
•
if any member of the Audit Committee appears to have a conflict or is otherwise involved in the transaction, such member would be recused from any deliberations and decisions relating to the transaction

•	related party transactions should be approved in advance; but if not practicable, must be ratified as promptly as possible

Code of Ethics

The Company has established a Code of Ethics and Business Conduct to continue its tradition of adhering to rigorous standards of ethics and integrity. The Code of Ethics applies to all our employees as well as to our principal executive officers, principal financial officer, principal accounting officer, and persons performing similar functions. See “Conflict of Interest” above. The Code of Ethics is reviewed and updated as necessary, and was updated in September, 2006. The policies contained in our Code of Ethics must be strictly adhered to and exceptions are not normally allowed. Any executive officer or director who seeks a waiver of any provision of our Code of Ethics must apply to the board, and any such waiver would have to be detailed in a current report on Form 8-K filed with the SEC. Our Code of Ethics is posted on our website at www.dialysiscorporation.com under the caption “Investor Relations - Corporate Governance.” We will also provide to any person, without charge, upon request, a copy of our Code of Ethics by contacting our corporate Secretary, Lawrence E. Jaffe, Esq., at Jaffe & Falk, LLC, 2337 West 76th Street, Hialeah, Florida 33016, telephone no. (305) 364-1300 or email, lej@jaffefalkllc.com.

Shareholder Communications With the Board of Directors

The board of directors has a process for security holders to send communications to it, which includes:

•	email to Thomas K. Langbein, the Chairman of the Board of Directors, at TLangbein@dialysiscorporation.com

•	fax to Thomas K. Langbein, the Chairman of the Board of Directors, (201) 288-8208
•	email to counsel to the Company, Jaffe & Falk, LLC, attention Lawrence E. Jaffe, Esq., who is also the Secretary to the Company, at lej@jaffefalkllc.com
•	by telephone
Thomas K. Langbein at (201) 288-8222, or Lawrence E. Jaffe at (305) 364-1300

Any such communication shall be directed to the appropriate director or directors as requested by the shareholder.

The board welcomes shareholders’ views, recommendations, and input of any reasonable nature.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

As an outpatient kidney dialysis treatment company, our long-term success depends on our ability to provide quality patient care, and to develop and expand our dialysis facilities in existing and new geographic areas. To achieve these goals, it is critical that we be able to attract, motivate, and retain experienced and talented individuals at all levels of our organization who are committed to the Company’s core values, excellence in operations and patient care, integrity and respect for the communities in which we are located and the people with whom we interact each day.

Compensation Philosophy and Objectives

Compensation of named executives is determined by the Compensation Committee based primarily on the Company’s objective of aligning such compensation with annual and long-term performance and interests of shareholders, represented by the growth in the value of the Company’s common stock. Compensation considerations include:

•	performance of the named executive officers, individually and as a team-member
•	roles and responsibilities of the executive officers
•	performance of the Company
•	competitiveness with other business opportunities
•	a portion of executive compensation is risk based upon the achievement of pre-established objectives
•	providing incentives that encourage retention of our executive officers
•	motivate executives to improve the Company’s financial performance

We believe that our compensation philosophy furthers our Company objectives and rewards our executive officers appropriately. Compensation levels are monitored by our Compensation Committee and executive management to ensure they meet our objectives and are competitive. The Committee applies these philosophies in selecting compensation elements.

We do not have written employment agreements with our executive officers, with the exception of our President and CEO, Stephen W. Everett, which is a five year agreement ending January 2, 2011 (the “Everett Employment Agreement”), and a six month Independent Contractor Agreement ending May 7, 2007, with Don Waite, our Interim Chief Operating Officer.

Management’s Role in the Compensation Process

Mr. Everett plays a role in the compensation process, the most significant aspects being:

•	recommending to the Compensation Committee base salary levels, annual bonus awards, long-term participation levels for executive officers and senior management
•	outlining performance and progress in meeting Company objectives

Mr. Everett prepares information for certain of the Compensation Committee meetings and is available to attend portions of those meetings upon request of the Committee to clarify positions and answer questions relating to compensation issues and information.

Compensation Decisions

Compensation decisions are usually made in the first quarter of the fiscal year, at the time the financial information concerning the past fiscal year’s performance becomes available. There are occasions when base salary considerations and cash and non-cash compensation are determined at the annual meeting of the board, which normally follows immediately after the annual shareholders’ meeting.

At the first quarter Compensation Committee meeting, the performance of the named executive officers for the previous fiscal year is evaluated, and annual bonuses, stock options and stock awards are considered. Additionally, base salaries may be established for the coming year. The Compensation Committee also reviews executive compensation and benefits for reasonableness and cost-effectiveness. Compensation decisions are made in executive session of the Compensation Committee, without management present, and its recommendations are made to the full board for approval and implementation. The board consists of the Chairman, our President and CEO, and the Compensation Committee, which Committee comprises the majority of the board.

Elements of Compensation

We attempt to attract, motivate and retain experienced and talented individuals as our executive officers by offering a balanced mix of compensation that includes the following key elements:

•	annual base salary
•	potential annual cash bonus, based on
−	corporate financial performance
−	individual performance
•	longer-term awards
−	stock options
−	restricted stock awards
intended to retain executive officers and key employees, and to align their compensation with our shareholders’ interests
•	certain other benefits

Cash compensation is primarily base salary. We do not target any specific relation between an executive’s cash and non-cash compensation. However, our executives have the potential to earn a portion of their total compensation from equity compensation, which focuses on enhancing shareholder value through executive officers’ successful long-term strategic management. Our only formal equity compensation program is the 1999 Stock Incentive Plan of Dialysis Corporation of America, hereinafter referred to as the DCA Incentive Plan, which provides for the grant of stock options and restricted stock awards. Since the ultimate value of the options and stock awards depends on our Company’s success, stock awards and options provide executive officers continuing incentives to increase stockholder value. The equity grants provide compensation to the executive if the Company’s stock maintains its value, and reflects increased compensation if the value of the Company’s stock increases from the date of grant. We believe this mix of equity compensation awards helps achieve an appropriate balance between short- and long-term performance and value objectives. See “Bonuses” below.

Our equity compensation awards also reinforce our ability to retain executive officers, since, whether the awards are options or stock, they typically vest in equal amounts over a period of five years, and generally require the executive officer to then be affiliated with the Company.

We do not have any requirement that an executive officer own any specific percentage of our common stock.

Base Salaries

Base salary is the guaranteed element of our officers’ annual cash compensation. The Compensation Committee determines base salaries for each executive officer by evaluating his or her responsibilities and performances, experience, internal pay relationships, and contributions to the Company’s performance. It also considers the competitive market for executive talent. The Compensation Committee has not done a comparison of executive salaries with peer group companies in the dialysis center industry, since the other public dialysis companies are significantly larger, with other areas of operations and substantially more resources, human and financial. We consider our executive officers’ base salary as moderate, with most of them in a similar range, and within reasonable and acceptable range of our highest compensated officer, our President and CEO.

Executive officers’ salaries may be adjusted upon any change in such person’s responsibilities. Also considered is each executive officer’s leadership, experience and retention considerations.

In establishing the compensation to Mr. Everett as provided for in the Everett Employment Agreement, the Compensation Committee assessed the following factors:

•	the performance of the Company
•	the increase in total return to stockholders
•	progress toward implementation of the Company’s strategic business plan, particularly with respect to its growth in dialysis facilities and patients
•	the Company’s ability to obtain financing
•	expertise
•	market knowledge
•	decision making and other leadership capabilities

The performance of the Company is measured by, among other things, the development of the Company’s business, as measured by growth in net asset value and patient census.

The Compensation Committee established Mr. Everett’s base salary at $275,000 for 2006, to increase by no less than $10,000 per year, which increase was effected in 2007.

The six month Independent Contractor Agreement with Don Waite, Interim Chief Operating Officer, provided for 10,000 restricted shares of common stock issued under the DCA Incentive Plan to be earned over the life of the agreement, which terminates on May 7, 2007. To the extent Mr. Waite voluntarily terminates or is terminated by the Company for breach, unearned shares are to be returned to the Company. Upon expiration of the initial six month term, the Independent Contractor Agreement renews automatically for one month periods at a compensation rate of $10,000 per month, cancelable by either party.

During the first quarter of 2007, our President and CEO recommended to the Compensation Committee and provided details in support of such recommendations, salary increases for our three Vice Presidents, who included Finance, Clinical Services and Controller, providing each with a new annual base salary of $150,000. Also included in the recommendation was an increase to $150,000 per year as the stipend for our Chairman of the Board. The Compensation Committee reviewed, evaluated and recommended these salary increases and the increase in the Chairman’s stipend to the board, which approved the new base salaries and stipend for fiscal 2007.

The board recently approved the Compensation Committee’s recommendation of the retention of Thomas P. Carey, Vice President, Operations, at an annual salary of $150,000 plus an option to acquire 50,000 shares of common stock. The option vests in equal increments of 12,500 shares over the next four years, commencing on April 15, 2008. The option provides for acceleration of vesting upon a change in control of the Company. At the time of any vesting of the option, Mr. Carey must then be affiliated with the Company. The Compensation Committee evaluated Mr. Carey’s credentials, particularly his 20 years in the healthcare industry, his expertise, market knowledge, high level of responsibilities and leadership capabilities. See “Information About Directors and Executive Officers - Executive Officers” above.

Bonuses

We provide our executive officers with incentives in the form of cash, options and stock awards to recognize and reward extraordinary efforts and achievements, Company and personal, in positively influencing Company results and enhancing shareholder value. Such may arise based upon an executive officer’s extraordinary efforts in accomplishing expansion, facility development, acquisitions, increasing patient census, market share and similar events, or significant efforts and leadership in that officer’s segment of operations. These situations and extent of awards are evaluated on a case by case basis.

We have no formal bonus plan other than the DCA Incentive Plan the purpose of which is to advance the interests of the Company and its stockholders by providing a means by which the Company is able to attract, retain and reward competent, talented and experienced officers, directors, consultants, key employees, attorneys, advisors, and others with an opportunity to participate in the increased value of the Company which their efforts, initiative and skills helped and will help to produce. The granting of stock options and stock awards under the DCA Incentive Plan encourages those persons to have a proprietary interest in the Company and thus provide their continued efforts and talents to the Company.

Bonuses are not guaranteed. Over the years, different groups of key employees, officers and directors received options at different times during the year. The option granted for the recent appointment of our new Vice President of Operations (see "Information About Directors and Executive Officers - Executive Officers"  and "Beneficial Ownership of the Company's Securities" above) was the first option grant since 2004. Stock awards for 1,000 shares of common stock each were granted as compensation to our independent directors in February, 2006 (see “Directors Compensation” below), and an aggregate of 34,000 shares of common stock were awarded to three executive officers (exclusive of our Chairman and President and CEO) and two key employees (area directors), which vest in equal increments of 25% at the end of each fiscal year for the four years from grant, 25% having vested at December 31, 2006. A condition of the award is that the officer, director or key employee be affiliated with the Company at the date of vesting. The awards provide for acceleration of vesting upon a change in control of the Company.

The Compensation Committee evaluated a request from our President and CEO for cash bonuses to our executive management team, and recommended the request to the board in January, 2007, which the board approved. These bonuses were $25,000 each to three of our executive officers, and the same amount to Thomas K. Langbein, the Chairman of the Board, $100,000 to Stephen W. Everett, President and CEO, and $10,000 each to our independent directors. Other than the 1,000 share common stock award, discussed above, this was the only cash compensation provided to our independent directors for fiscal 2006. See “Directors Compensation” below. All bonuses were provided under the performance standards detailed above, primarily the parties’ significant efforts on behalf of and positive contributions and devotion to the Company, as well as the positive performance of the Company.

Benefits and Perquisites

To attract and retain talented and experienced officers and employees, the Company offers health and life insurance programs, as well as a 401(k) plan. The only benefit programs offered to executive officers, either exclusively or with terms different from those offered to other employees, include the following:

•	automobile allowance
•	disability payments to our President and CEO (see “Termination Payments” below)

The Company provides no other perquisites to its executive officers.

Termination Payments

The Company has no formal severance agreements, except for certain termination payments under the singular employment agreement it has, the Everett Employment Agreement.

•	upon Mr. Everett’s death or disability, or termination by the Company without cause, the Company shall pay to Mr. Everett (if death, to his designated beneficiary) a lump sum including:
(i)	any portion of base salary and bonus, if any, due and payable to the date of termination
(ii)	one year’s base salary as of the date of termination
(iii)	any reimbursable expenses incurred to the date of termination
(iv)	non-forfeitable benefits
(v)	any vested restricted stock grants not yet issued

With respect to disability (defined as Mr. Everett’s inability to perform his duties and responsibilities for a period of no less than 13 consecutive weeks as a result of physical or mental illness or injury), the Company’s obligation for payments as detailed above, is reduced by any disability payments and benefits received and to be received pursuant to such disability.

•	termination for cause; the Company’s only obligation shall be a payment for any unpaid base salary and bonus, if any, to the date of termination
•	change-in-control
(i)	payment same as subparagraphs (i) to (v) above, except with respect to subparagraph (ii), the base salary (at the time of termination) payment shall be two years
(ii)
payment only on condition that either Mr. Everett chooses not to continue in any capacity or affiliation with the acquiring or surviving company (including other parties affiliated or associated with the acquiring or surviving company), or the acquiring or surviving party does not wish to continue any affiliation or association with Mr. Everett

(iii)	accelerated vesting of the 10,000 share award for each of fiscal 2007 and 2008

The Company considers these termination payments to be reasonable and appropriate, and as to accelerated vesting, such is a customary component of termination in option and stock award provisions.

A change-in-control of our Company also provides acceleration in any outstanding non-vested stock awards and options.

To the extent Don Waite’s Independent Contractor Agreement is voluntarily terminated by Mr. Waite, or is terminated by the Company for breach by Mr. Waite, there would be a pro rated return to the Company of the 10,000 shares Mr. Waite received as compensation under that six month agreement. See “Base Salaries” above.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended (the "Code"), places a limit of $1 million in compensation per year on the amount the Company may deduct with respect to each of its named executive officers listed in the Summary Compensation Table below. This limitation does not apply to compensation which qualifies as “performance-based compensation” as defined in the tax laws if the programs are approved by shareholders, as is the case with respect to the DCA Incentive Plan, and which meets other requirements. While none of our named executive officers had compensation in excess of $1 million, our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. The Compensation Committee may recommend, and the board may approve for payment, compensation payments that are not fully deductible if, in their judgment, such compensation is necessary to achieve the Company’s compensation objectives as discussed herein, and to protect shareholder interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (“we” or the “Committee”) evaluates, establishes and recommends to the board compensation for executive officers and oversees the DCA Incentive Plan, and benefits and perquisites. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. In this context, we have reviewed and discussed the Compensation Discussion and Analysis found on pages 19 to 24 of this proxy statement with management. On the basis of that review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s board of directors.

Peter D. Fischbein, Chair
Robert W. Trause
Alexander Bienenstock

Summary Compensation Table

The table below shows the information relating to compensation the Company paid or awarded in fiscal 2006 to its Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers (the “Named Executive Officers”).

Name and				Stock	All Other
Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Awards($) (e)	Compensation ($) (i)	Total (j)
Stephen W. Everett,
President and CEO	2006	$274,039	$100,000(1)	$100,100(2)	$11,871(3)	$486,010

Daniel R. Ouzts
Vice President Finance, Chief
Financial Officer, Chief Accounting Officer and Treasurer	2006	$102,116	$25,000(1)	$22,160(4)	$2,205(5)	$151,481

Joanne Zimmerman,
Vice President,
Clinical Services	2006	$127,210	$25,000(1)	$22,160(4)	$3,600(6)	$177,970

Don Waite, Interim
Chief Operating Officer (7)	2006	---	---	$43,600(8)	---	$43,600

J. Michael Rowe,
Vice President of Operations and Chief
Operating Officer (9)	2006	$165,770	---	---	$5,814(6)	$171,584
_______________

(1)	Accrued in 2006 and paid in 2007.
(2)	10,000 shares vested on January 3, 2006 , the effective date of his employment agreement.
(3)	Automobile expenses ($9,045) and life insurance premiums ($2,826) paid by the Company.
(4)	2,000 shares vested at December 31, 2006.
(5)	Life insurance premiums paid by the Company.
(6)	Automobile expenses and life insurance premiums paid by the Company.
(7)	Mr. Waite joined the Company on November 8, 2006 as Interim Chief Operating Officer under a six month Independent Contractor Agreement. See note (8) below.
(8)
Compensation consists of 10,000 shares of common stock to be earned over six month period of Independent Contractor Agreement ending May 7, 2007. Included amount represents the portion of compensation earned in 2006.

(9)	Resigned effective November 7, 2006.

The following Grants of Plan-Based Awards - 2006 shows each Named Executive Officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2006. The narrative following the table describes the terms of each incentive award opportunity.

Grants of Plan-Based Awards - 2006

					All Other
					Stock
					Awards:		Grant Date
					Number of		Fair Value
		Estimated Future Payouts Under			Shares of		of Stock
		Equity Incentive Plan Awards			Stock		and
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	or Units (#)		Option Awards
(a) Stephen W. Everett, President and CEO	(b) 1/3/2006	(f) 0	(g) 30,000(1)	(h) 30,000(1)	(i) 10,000(1)	$	(l) 400,400

Daniel R. Ouzts, Vice President, Finance, Chief Financial Officer and Chief Accounting Officer	6/27/2006	0	8,000(2)	8,000(2)	---		$88,640

Joanne Zimmerman, Vice President, Clinical Services	6/27/2006	0	8,000(2)	8,000(2)	---		$88,640

Don Waite, Interim Chief Operating Officer		0	0	0	10,000(3)		$130,800

J. Michael Rowe, Vice President of Operations and Chief Operating Officer (4)	6/27/2006	0	30,000(4)	30,000(4)	---		$332,400
_______________

(1)
40,000 share incentive award under the Everett Employment Agreement. 10,000 shares of common stock vested on the grant date, which was the effective date of the Everett Employment Agreement. 30,000 shares are performance based linked to an accelerating formula of the Company’s patient census, with 10,000 shares issuable for each of 2006, 2007 and 2008, if performance targets are met. The 2006 patient census performance target was not met; therefore, the 10,000 performance shares for 2006 were not issued.

(2)
June, 2006 stock award grant to certain officers and key employees under the DCA Incentive Plan. 8,000 share grant to vest in equal increments of 2,000 shares each December 31, from 2006 through 2009. 2,000 shares vested for 2006, and were issued in 2007.

(3)
10,000 share grant for services under six month Independent Contractor Agreement effective November 8, 2006. Any shares not earned are to be forfeited. 3,333 shares were earned as of December 31, 2006.

(4)	30,000 share grant to vest each December 31, from 2006 through 2008, upon satisfaction of performance targets. Entire grant cancelled November 7, 2006, the effective date of Mr. Rowe’s resignation.

The DCA Incentive Plan was amended in June, 2006, to provide for stock awards.

Summary of the DCA Incentive Plan

The purpose of the DCA Incentive Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing those persons with opportunities for equity ownership and performance-based incentives and thereby to better align the interests of those person with those of the Company’s stockholders. All of the Company’s key employees, officers, directors, consultants and advisors are eligible to be granted stock options or stock awards under the DCA Incentive Plan. The Company has five directors, one of whom is a director and employee of the Company, and four officers. The Company together with its subsidiaries has approximately 20 key employees.

Options for an aggregate of 68,750 shares are currently outstanding under the DCA Incentive Plan. The DCA Incentive Plan was amended with shareholder approval in June, 2006, to provide for stock awards in addition to option grants. There are available for issuance under the DCA Incentive Plan, either for option grants or stock awards, 663,154 shares of common stock, subject to adjustment for stock splits or stock combinations. The Company is currently committed under stock award grants for up to 45,500 shares of common stock to be issued upon vesting. See “Grant of Plan-Based Awards - 2006” table above, and the tables below entitled “Outstanding Equity Awards at Fiscal Year End - 2006” and “Option Exercises and Stock Vested in 2006”.

Options granted under the DCA Incentive Plan may be non-qualified or incentive options, and may be exercisable for up to five years. At the discretion of the board, options may be exercisable for cash, common stock with a fair market value equal to the cash exercise price, assignment of proceeds, optionee’s personal note, or any combination of such payments. The exercise price of options is no less than 100% of the fair market value of the common stock on the date of grant. Options may be fully exercised and stock awards may fully vest on the date of the grant, or may vest in installments, as the board may specify.

Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code, may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The board may, in its sole discretion, accelerate the time at which any restriction lapses or remove any restriction.

Under the DCA Incentive Plan, as amended, the board shall have the right to grant stock awards having the terms and conditions that the board determines, including the grant of shares based upon certain conditions or subject to the right of the Company to repurchase all or part of the shares from the recipient in the event that the conditions specified in the award are not satisfied prior to the end of the restriction period established for the award. Option and stock awards granted under the DCA Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, and shall be so restricted in accordance with the federal securities law and as the board may determine, other than by will or by the laws of descent or distribution.

The board may amend, modify, suspend, or terminate the DCA Incentive Plan at any time as the board may deem advisable, except that the board shall not, without shareholder authorization, materially increase the total amount of shares which may be awarded under the DCA Incentive Plan, materially decrease the benefits accruing to participants under the DCA Incentive Plan, change the class of eligible participants, or extend the duration of the DCA Incentive Plan. Amendments become effective when adopted by the board, so long as requisite shareholder approval has been obtained.

Federal Income Tax Information

The following general summary of the federal income tax consequences to the Company and to recipients of awards under the DCA Incentive Plan is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

Tax Treatment of Non-Statutory Stock Options

Under Section 83 of the Code, persons granted options, or optionees, realize no taxable income when a non-statutory stock option is granted. Instead, the difference between the fair market value of the stock and the option price paid on exercise is taxed as ordinary compensation income as of the date of exercise if the stock is not subject at that time to a “substantial risk of forfeiture,” as defined in Section 83.

The Company receives no tax deduction on the grant of a non-statutory stock option, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option in the same amount as the income recognized by the optionee.

Tax Treatment of Incentive Stock Options

Under Section 422 of the Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option. If the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted. The balance of the gain realized will be taxed as capital gain, long-term or short-term depending on the holding period since the date of exercise.

The Company receives no tax deduction on the grant or exercise of an incentive stock option, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of an incentive stock option stock in the same amount and at the same time as the optionee recognized income.

Tax Treatment of Stock Awards

Generally, a person who received an award of stock will recognize taxable income at the time the stock is received and, generally, a person who received an award of stock subject to one or more restrictions will not recognize taxable income at the time the stock is received, but will recognize ordinary compensation income when any such restriction lapses in an amount equal to the excess of the aggregate fair market value, as of the date the restriction lapses, over the amount, if any, paid by the recipient for the restricted stock. Alternatively, a person receiving restricted stock may elect, in accordance with Section 83(b) of the Code, to be taxed on the excess of the fair market value of the shares of restricted stock at the time of grant over the amount, if any, paid by the awardee, notwithstanding the existence of restrictions on the stock. All those taxable amounts are deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the awardee. The full amount of dividends or other distributions of property made on the restricted stock prior to the lapse of the restrictions will constitute ordinary compensation income to the awardee, and the Company will be entitled to a deduction at the same time and in the same amount.

DCA Incentive Plan History to December 31, 2006

Authorized:	3,000,000	shares
Options:
Granted	2,451,000
Vested	18,750
Non-vested	- 0 -
Cancelled	231,154
Exercised	2,201,096
Stock:
Vested	24,833
Non-vested	52,167
Cancelled	40,000
Available for awards:	713,154

Outstanding Equity Awards at Fiscal Year End - 2006

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Stephen W. Everett, President and CEO	---	---	20,000(1)	$254,200

Daniel R. Ouzts Vice President, Finance, Chief Financial Officer and Chief Accounting Officer	6,000 (2)	$76,260	---	---

Joanne Zimmerman, Vice President, Clinical Services	6,000 (2)	$76,260	---	---

Don Waite, Interim Chief Operating Officer	6,667 (3)	$84,738	---	---

J. Michael Rowe, Vice President of Operations and Chief Operating Officer(4)	---	---	---	---

(1)	Relates to 2007 and 2008 patient census performance criteria.
(2)	8,000 shares of common stock granted. 2,000 shares vesting each December 31 for four years.
(3)
10,000 total shares of common stock granted for services during six month period of Independent Contractor Agreement, effective November 8, 2006. Any shares not earned would be forfeited. 3,333 shares earned as of December 31, 2006.

(4)	Resigned effective November 7, 2006. Accordingly, his 30,000 share performance related stock award granted in June, 2006, was cancelled.

Stock option and stock award agreements typically provide for acceleration of vesting in any change in control of our Company. Also, any awardee must be affiliated with the Company at dates of vesting.

Option Exercises and Stock Vested in 2006

The following table provides information concerning stock options exercised by and restricted stock vested for each Named Executive Officer during 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Stephen W. Everett,
President and CEO	37,500 (1)	$336,375	10,000 (2)	$100,100

Daniel R. Ouzts,
Vice President, Finance,
Chief Financial Officer, and
Chief Accounting Officer	---	---	2,000 (3)	$25,420

Joanne Zimmerman,
Vice President,
Clinical Services	5,000 (4)	$60,800	2,000 (3)	$25,420

Don Waite, Interim
Chief Operating Officer	---	---	3,333 (5)	$42,362

J. Michael Rowe,
Vice President of Operations
and Chief Operating Officer (6)	175,000	$2,034,000	---	---

(1)	Exercised at $4.02 per share; option price paid with 11,659 shares of his common stock at the then market value of $12.93 per share.
(2)
Shares vested on January 3, 2006, the effective date of the Everett Employment Agreement. See “Compensation Discussion and Analysis” and note (1) to the “Grants of Plan-Based Awards - 2006” table above.

(3)	8,000 shares of common stock granted. Vests in equal increments of 2,000 shares each December 31, from 2006 to 2009. See note (2) to “Grants of Plan-Based Awards - 2006” table above.
(4)	Exercised at $.75 per share for cash aggregating $3,750.
(5)
10,000 total shares of common stock granted for services during six month Independent Contractor Agreement effective November 8, 2006. Any shares not earned would be forfeited. 3,333 shares earned as of December 31, 2006. See note (3) to “Grants of Plan-Based Awards - 2006” table above.

(6)	Resigned effective November 7, 2006.

Director Compensation

The following table provides information about compensation paid to our directors in 2006.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	All Other Compensation ($) (g)	Total ($) (h)

Thomas K. Langbein	$25,000	---	$13,702(3)	$38,702

Alexander Bienenstock	$10,000	$12,520	---	$22,520

Peter Fischbein	$10,000	$12,520	---	$22,520

Robert Trause	$10,000	$12,520	---	$22,520

(1)	Accrued in 2006, paid in 2007.
(2)
Grant of 1,000 shares of common stock each to the three independent directors; 250 shares vesting at the end of each quarter of 2006 for each of the independent directors; 750 shares issued during 2006 to each of the independent directors, and 250 shares of common stock each which vested at the end of the fourth quarter of 2006, issued to each independent director in 2007.

(3)	Includes $13,137 health and dental insurance premiums paid by the Company and $565 auto-related expenses.

Equity Compensation Plans

The following table provides certain information with respect to equity compensation plans approved by shareholders in effect at December 31, 2006. Options and stock awards are only granted under the DCA Incentive Plan, which has been approved by shareholders. Grants of stock awards, which are included in certain employment arrangements (see notes below), were provided pursuant to an amendment to the DCA Incentive Plan, which amendment shareholders approved in June, 2006

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans	18,750 (1)	$4.02	722,404
approved by security holders:	52,167 (2)(3)	N/A

Equity compensation plans not approved by security holders:	N/A	N/A
_______________

(1)
The options are five years in duration which expire on June 6, 2009, and contain anti-dilution provisions providing for adjustments of the exercise price (currently $4.02 per share) under certain circumstances and have termination and acceleration provisions.

(2)
As part of two executive compensation packages, the Company has issued and may issue additional common stock. One compensation arrangement, the Everett Employment Agreement, includes the grant of 40,000 shares of common stock, 10,000 shares having vested in January, 2006, and up to 10,000 shares vesting at the end of each of calendar 2006, 2007 and 2008, based upon performance criteria. The performance criteria were not met for 2006, and none of the 10,000 shares of common stock were issued. 20,000 shares of common stock remain for issuance (or a pro-rata portion) over the next two years, subject to the performance criteria, which primarily relates to an accelerating increase in the Company’s patient census. See “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards - 2006” table above.

The second compensation arrangement relates to the November, 2006 Independent Contractor Agreement with our Interim Chief Operating Officer, Don Waite. Under the agreement, the Company granted 10,000 shares of common stock which are earned over the course of the six-month contract period of which 6,667 shares were unearned as of December 31, 2006. If Mr. Waite voluntarily terminates or the Company terminates him for breach prior to the end of the initial six month period, unearned shares are to be returned to the Company. See “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards - 2006” table above.

(3)	Includes 25,500 invested shares granted to employees in June, 2006.

AUDIT COMMITTEE REPORT

The Committee acts within its written Audit Committee Charter. The Audit Committee reviews and reassesses the adequacy of its Charter on an annual basis and based on its reassessment, the Audit Committee amended the Charter in 2002, 2003 and 2007. The current Audit Committee Charter is available on the Company’s website at www.dialysiscorporation.com. Under guidance of the Charter, the Audit Committee is charged with overseeing the accounting, reporting practices, and the quality and integrity of financial reports of the Company. It also provides the policies and procedures for dealing with the review and approval of related party transactions. See “Corporate Governance - Related Party Transactions.” The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to the Company’s management in the best interests of our shareholders.

Management of the Company has the primary responsibility for the system and integrity of internal control over financial reporting, disclosure controls and procedures, and the financial reporting process. Our independent auditors have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our auditors also submit a detailed report to the Audit Committee which includes accounting policies used to prepare financial statements, effective accounting treatments, and discussions with management. The Audit Committee has the responsibility to monitor and oversee these processes. In accordance with rules of the SEC and Nasdaq, our Audit Committee has ultimate authority and responsibility to interview, select, evaluate, compensate, and if necessary, replace our independent registered public accounting firm, currently Moore Stephens, P.C. The Company makes funds available to the Audit Committee for the retention of our independent auditors and the engagement of the Committee’s own independent advisors as it deems appropriate.

The Chairman of our Audit Committee, Alexander Bienenstock, is an accountant and an attorney, but the Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the independent auditors are “independent” as defined under SEC and Nasdaq rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes, among other responsibilities, review of the Company’s financial statements, internal control over financial reporting, audit matters, and review, if necessary, of related party transactions. The Audit Committee meets at least quarterly in executive session, and also meets or otherwise has discussions with our independent auditors, the Chief Financial Officer, and management, to review our interim financial results before the publication of our quarterly reports on Form 10-Q, to review our year end financial results before the publication of our annual report on Form 10-K, and our press releases. Management’s and the independent auditors’ presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and are the subject of discussions between management and the independent auditors. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control over financial reporting, or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. We have not received any such complaints.

Our independent auditors provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent auditors and management our auditors’ independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Moore Stephens P.C., our independent registered public accounting firm, are pre-approved by the Audit Committee. Pre-approval includes audit services, tax services, and the audit of our 401(k) retirement plan. No other non-audit related services are currently provided by Moore Stephens to the Company.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2006 with management and with our independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Moore Stephens, P.C., represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures related to critical accounting estimates. In reliance on these reviews and discussions and the report of the independent auditors, the Audit Committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.

The Audit Committee and the board have also recommended for shareholder ratification the appointment of Moore Stephens, P.C. as the Company’s independent registered public accounting firm for fiscal 2007.

The Audit Committee

Alexander Bienenstock, Chairman
Robert Trause
Peter D. Fischbein

March 29, 2007

The foregoing Report of the Audit Committee, the Compensation Committee Report beginning on page 24 of this proxy statement, and the Performance Graph beginning on page 34 of our annual report on Form 10-K accompanying this proxy statement shall not be deemed to be “soliciting material” or to be filed with the SEC or subject to Regulation 14A under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act, or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, neither of the Reports nor the Performance Graph shall be incorporated by reference into any such filings.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT AUDITORS

Our Audit Committee has re-appointed the accounting firm of Moore Stephens, P.C., to audit and report on our financial statements for the year ended December 31, 2007.

Moore Stephens, P.C. performed the audit of our annual financial statements for the past four years, and reviewed the financial statements included in our quarterly reports on Form 10-Q for 2005 and 2006. Moore Stephens will continue the reviews of our quarterly reports on Form 10-Q for 2007.

Although shareholder ratification of the appointment of our independent auditors is not required by law since the Audit Committee has sole authority to hire and dismiss the independent auditors, as a matter of good corporate governance our Audit Committee has determined to submit the appointment of Moore Stephens, P.C. as the Company’s independent auditors for the year 2007 for ratification by our shareholders.

A representative of Moore Stephens is not expected to be present at the annual meeting but will be available telephonically to respond to appropriate questions from shareholders.

Vote Required and Recommendation

The proposal to ratify the appointment of Moore Stephens, P.C., as the Company’s independent auditors for fiscal 2007 will be approved by stockholders if it receives the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not deemed votes cast.

The board recommends you vote “FOR” ratifying the appointment of Moore Stephens, P.C. as the Company’s independent auditors for fiscal 2007.

Fees Paid to Independent Auditors

The following table sets forth fees billed to us by Moore Stephens, P.C., our registered independent public accounting firm, during the fiscal years ended December 31, 2006 and December 31, 2005 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services rendered in connection with tax compliance and preparation of our consolidated tax returns and various state tax returns for our subsidiaries; and (iii) all other fees for services rendered, which relate to the audit of our 401(k) retirement plan and services relating to our merger with Medicore for 2005.

		December 31,
		2006	2005
(i)	Audit Fees	$140,200 (1)	$60,300 (2)
(ii)	Tax Fees	$30,000	$25,000
(iii)	All Other Fees	$6,500	$7,200

(1)
Includes additional services relating to the auditing of management’s evaluation and report of internal control over financial reporting. See Item 9A, “Controls and Procedures,” of our annual report on Form 10-K for the year ended December 31, 2006.

(2)	Includes $4,300 for 2005 audit fees relating to the merger with our former parent, Medicore, Inc.

Our Audit Committee has established pre-approval policies and procedures, pursuant to which it approved the foregoing audit and permissible non-audit services provided by Moore Stephens. We have not obtained any non-permissible non-audit services from Moore Stephens. The Audit Committee’s pre-approval policy provides each audit and permitted non-audit service to be reviewed for a determination of approval by the Audit Committee, including the fees charged for such services. Requests or application for specific services to be provided by the independent auditor are also submitted to our Chief Financial Officer, and must include a detailed description of the services to be rendered. Our Chief Financial Officer and Moore Stephens provide the Audit Committee with a report as to the scope and applicability of the proposed services with further communications between and among the auditors, the Chief Financial Officer, and the Audit Committee, as necessary for further clarification and evaluation. The Audit Committee will make the determination that any requested audit and/or non-audit services, upon the above mentioned review process, (a) are necessary and within the scope of the Company’s operations and reporting responsibilities, and (b) will not, in its opinion and evaluation, impair the auditor’s independence, nor be considered a prohibited non-audit service consistent with the SEC’s rules relating to these issues. The Audit Committee considered the tax and other non-audit services for the Company by Moore Stephens and has determined those services are compatible with Moore Stephens maintaining its independence as the Company’s registered independent auditors. The Audit Committee either provides a report or such is included in its minutes of deliberations of its approval or disapproval of requested audit and non-audit services to management and the board for implementation. The Audit Committee monitors the performance of all services provided by the independent auditors and determines whether such services are in compliance with its approval policies. The Audit Committee reports to management on a periodic basis on the results of its monitoring, and recommends appropriate action.

OTHER BUSINESS

Management is not aware of any other business to be presented for action at the annual meeting other than the two proposals of management as disclosed in this proxy statement. If, however, any other business should be properly brought before the annual meeting, those persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless you direct them to do otherwise in your proxy.

OTHER MATTERS
Availability of Annual Report

The Company is including with this proxy statement a copy of its annual report on Form 10-K for the year ended December 31, 2006, which has been filed with the SEC. Portions of this proxy statement have been incorporated by reference into the annual report, particularly Part III of such annual report. The Company will furnish to any shareholder upon request any exhibits in the exhibit list of the annual report upon payment of reasonable fees relating to the furnishing of such exhibits. Requests for copies should be directed to the corporate Secretary, Lawrence E. Jaffe, Esq., Jaffe & Falk, LLC, 2337 West 76th Street, Hialeah, Florida 33016.

Electronic Access to Proxy Materials and Annual Report

The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, we file reports, information and proxy statements and other information with the SEC and Nasdaq. The Company will provide to any shareholder, upon request and without charge, copies of all documents so filed. Written, telephone, fax or email requests should be made to our corporate Secretary, Lawrence E. Jaffe, Esq. For address, see above; fax: (305) 825-0961; telephone: (305) 364-1300; and email: lej@jaffefalkllc.com. If you request exhibits, there will be a charge for our reasonable expenses. The annual report on Form 10-K is available on the SEC’s Internet site at www.sec.gov, which contains reports, proxy statements and other information regarding issuers, like the Company, that file electronically with the SEC. This proxy statement and the 2006 annual report are available on the Company’s Internet website at www.dialysiscorporation.com.

Proxies

It is important that proxies be returned promptly to avoid unnecessary expenses. Therefore, all holders of common stock as of the record date, April 13, 2007 (even those planning to attend the meeting) are urged, regardless of the number of shares owned, to sign, date and return the enclosed proxy in the business reply envelope, also enclosed, or submit your vote by telephone or Internet in accordance with the instructions on the enclosed proxy card. Shareholders attending the annual meeting may withdraw their proxies and vote in person.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our annual report on Form 10-K and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to our corporate Secretary via email at lej@jaffefalkllc.com, by fax to (305) 825-0961, or by mail to Lawrence E. Jaffe, Esq., Jaffe & Falk, LLC, 2337 West 76th Street, Hialeah, Fl 33016.

VOTE BY INTERNET OR TELEPHONE
QUICK EASY IMMEDIATE

DIALYSIS CORPORATION OF AMERICA

¢	You can now vote your shares electronically through the Internet or the telephone.
¢	This eliminates the need to return the proxy card.
¢	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY PHONE (within U.S.)
1-866-894-0537

Use any  touch-tone  telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter  the company number, proxy number and account number. Follow  the voting instructions to vote your shares.

Voting by Internet or telephone is quick, easy and immediate. As a Dialysis Corporation of America shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. local time, on June 6, 2007, the day before the meeting date. If you are outside of the continental United States, you may only vote by the Internet or by mail.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return  it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE BELOW CARD IF YOU VOTE ELECTRONICALLY OR BY PHONE.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
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PROXY BY MAIL	Please mark your votes like this
The Board of Directors recommends that you vote FOR Items 1 and 2.

1. Election of Five Directors: Nominees for directors: 01. THOMAS K. LANGBEIN 02. STEPHEN W. EVERETT 03. ROBERT W. TRAUSE 04. ALEXANDER BIENENSTOCK 05. PETER D. FISCHBEIN	FOR all director nominees listed	WITHHOLD AUTHORITY to vote for all director nominees listed.	2. Ratify the appointment of Moore Stephens, P.C. as independent auditors for 2007.	FOR	AGAINST	ABSTAIN
3. In their discretion such other business as may properly come before the meeting and any adjournment thereof.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee(s) name in the space provided below.)
For better communications with shareholders, we would appreciate your electronic mail (e-mail) address: ____________ __________________________. Your e-mail address will not  be provided to any other person except for our company communications with you. We hope you will  take advantage of this more efficient means of communication with our company.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature(s) ____________________________ Signature(s) _____________________________ Date __________________, 2007
Signature(s) should be exactly as your name(s) appears on this proxy. If signing as executor, administrator, trustee, guardian or attorney, please give full title when signing. If stock is registered in the names of joint owners, the proxy should be signed by each. If the stockholder is a corporation, sign full corporate name by a duly authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
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PROXY

DIALYSIS CORPORATION OF AMERICA

The Board of Directors Solicits This Proxy

The undersigned appoints Thomas K. Langbein or Stephen W. Everett, with power of substitution in each, proxies to vote all the shares of DIALYSIS CORPORATION OF AMERICA which the undersigned may be entitled to vote as a stockholder of record on April 13, 2007, at the annual meeting of shareholders to be held at the company’s Pennsylvania offices at 214 Senate Avenue, Suite 300, Camp Hill, Pennsylvania on Thursday, June 7, 2007, at 1:30 p.m. local time, and any adjournment thereof.

When properly executed and returned in a timely manner, this proxy will be voted at the annual meeting and any adjournment thereof in the manner directed herein. If you do not specify otherwise for each proposal, the proxy will be voted as recommended by the board of directors.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT FURNISHED HEREIN. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

(Continued, and to be marked, dated and signed, on the reverse side)